Exhibit 10.1
AMENDMENT TO THE CONTRACT FOR THE DEVELOPMENT AND
APPLICATION OF A SEA WAVE ENERGY GENERATION SYSTEM IN FRANCE
This Agreement is made in Madrid, on April 2, 2007.
BETWEEN
IBERDROLA ENERGIES RENOUVELABLES S.A.S., a company existing and organized under French law, domiciled at 9, rue Kerautret Botmel, 35000 Rennes, France, (hereinafter “IBERENOVA S.A.S.”), duly represented by Mr. Alberto Seisdedos Fernandez del Pino and Mr. Rafael De Icaza de La Sota, acting in their capacity as President and General Manager respectively.
And
TOTAL ENERGIE DEVELOPPEMENT, S.A. (hereinafter “TED”), a company existing and organized under French law, having its registered office at 92078 Paris la Defense Cedex 2, Place de la Coupole, La Defense 6, France, represented by Giles Cochevelou acting in his capacity as President.
And
OCEAN POWER TECHNOLOGIES Ltd. (hereinafter “OPT”) a company wholly owned by OPT Inc. existing and organized under the laws of England and Wales having its registered office located at Warwick Innovation Centre, Gallows Hill, CV34 6UW Warwick, England, United Kingdom, duly represented by Mr. Mark Draper, acting in his capacity as Chief Executive.
And
OCEAN POWER TECHNOLOGIES Inc. (hereinafter “OPT Inc.”) a company existing and organized under the laws of United States of America, having its registered office located at Pennington, New Jersey, United States of America, represented by Dr. George Taylor, acting in his capacity as Chief Executive officer of the company.
WHEREAS:

I.-	The Parties are the parties to a Contract entered into on June 17, 2005 for the development and application of a Sea Wave Energy Generation System in France (the “Contract”). IBERDROLA ENERGIES RENOUVELABLES SAS became a party to the Contract by substituting on July 18, 2006 its parent company IBERDROLA ENERGÍAS RENOVABLES, S.A. as party thereof.

II.-	The Parties are willing to modify clause 3 of the Contract in order to extend the period during which the Parties agreed to jointly conduct Feasibility Studies (as defined in the Contract).
Now, therefore, the Parties agree the following:

1.	To modify the first paragraph of clause 3 of the Contract referred to in Recital I above, and therefore as from the date hereof it shall read as follows:

“During an initial period of 36 months from the execution date of this Agreement, the Parties will jointly conduct studies (the “Feasibility Studies”) in respect of the following aspects of the Project”

And to modify the fourth paragraph of Clause 3 of the Contract as from the date hereof so it shall read as follows:

“The Parties shall use reasonable efforts to complete the Feasibility Studies in accordance with the work program. If the Parties do not have sufficient information thirty six (36) months after signing this Agreement to make the decision contemplated in this section regarding the development of the Project, the Parties, through the Steering Committee, may agree to extend the initial phase up to a maximum of an additional six-month period.”

2.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning given to them in the Contract.

3.	This Amendment shall be incorporated as part of the Contract.

4.	Except as otherwise provided for in this Amendment, all the terms and conditions of the Contract shall continue being applicable.

5.	Any disputes related to this Amendment shall be settled in accordance with Clause 11 of the Contract.

In witness whereof, the Parties execute four original counterparts hereof in all its pages to one sole effect, on the date and at the place indicated above.
IBERDROLA ENERGIES RENOUVELABLES S.A.S.
Duly authorized by

/s/ Alberto Seisdedos	/s/ Rafael De Icaza de La Sota

Alberto Seisdedos	Rafael De Icaza de La Sota
TOTAL ENERGIE DEVELOPMENT, S.A.
Duly authorised by

/s/ Giles Cochevelou

OCEAN POWER TECHNOLOGIES Ltd.
Duly authorised by Mr. Mark Draper

/s/ Mr. Mark Draper

OCEAN POWER TECHNOLOGIES Inc.
Duly authorised by Dr. George Taylor

/s/ Dr. George Taylor